UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 3

To

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

EMPIRE POST MEDIA, INC.

(Exact Name of the Registrant as Specified in its Charter)

Nevada	27-1122308
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

21555 Burbank Blvd., Unit 45

(Address of Principal Executive Offices and Zip Code)

747-242-1392

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

This Amendment No. 3 to Empire Post Media, Inc’s (the “Company”) Registration Statement on Form 10 originally filed on July 10, 2018 and amended on September 19, 2018 (as amended, the “Registration Statement”) is being filed for the purpose of correcting the auditor’s report on page F-2 of the Registration Statement to reflect that the auditors have served as the Company’s auditors since “2018” instead of “2017”. The corrected auditor’s report is set forth herein on page F-2. In addition, in accordance with Exchange Act Rule 12b-15 we have included in this Amendment No. 3 the entire information required by Item 13 of this report. Other than as set forth in this Amendment No. 3, the information contained in Amendments No. 1 and 2 to the Registration Statements, filed on September 19 and October 3, 2018, remains unchanged.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our audited financial statements for the years ended November 30, 2017 and 2016 (Restated) and condensed unaudited financial statements for the six-month periods ended May 31, 2018 and 2017 appear at the end of this registration statement on pages F-1 though F-17.

EMPIRE POST MEDIA, INC.

FINANCIAL STATEMENTS

TABLE OF C O N T E N T S

AUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2017 AND 2016

UNAUDITED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MAY 31, 2018 AND 2017

F-1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors & Shareholders

Empire Post Media, Inc.

Opinion on the Financial Statements

We have audited the accompanying restated balance sheets of Empire Post Media, Inc. as of November 30, 2017 and 2016 and the related restated statements of operations, changes in stockholder’s deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the periods then ended. In our opinion, the financial statements present fairly, in all material respects, the restated financial position of the Company as of November 30, 2017 and 2016 and the restated results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #1 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2018.

Seattle, Washington

June 22, 2018, except for restatement and Note 4 which are September 16, 2018.

F-2

EMPIRE POST MEDIA, INC.

BALANCE SHEETS (Restated)

NOVEMBER 30, 2017 AND 2016

	Restated	Restated
	November 30, 2017	November 30, 2016
ASSETS

TOTAL ASSETS	$-	$-

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$54,515	$52,540
Accrued compensation officer	18,500	18,500
Judgment payable	40,981	37,981

TOTAL CURRENT LIABILITIES	113,996	109,021

COMMITMENTS AND CONTINGENCIES, note 2

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 400,000,000 shares authorized, 207,837,336 shares issued and outstanding	39,105	39,105
Additional paid-in capital	95,145	95,145
Accumulated deficit	(248,246)	(243,271)

TOTAL SHAREHOLDERS’ DEFICIT	(113,996)	(109,021)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$-	$-

See report of independent registered public accounting firm and notes to financial statements.

F-3

EMPIRE POST MEDIA, INC.

STATEMENTS OF OPERATIONS (Restated)

FOR THE YEARS ENDED NOVEMBER 30, 2017 AND 2016

	Year Ended November 30, 2017	Restated Year Ended November 30, 2016

REVENUES	$-	$-

OPERATING EXPENSES
General and administrative	4,975	4,975

TOTAL OPERATING EXPENSES	4,975	4,975

OPERATING EXPENSES
Gain on extinguishment of liabilities	-	103,000

NET INCOME (LOSS) BEFORE PROVISION OF INCOME TAXES	(4,975)	98,025

PROVISION FOR INCOME TAXES	-	-

NET INCOME (LOSS)	$(4,975)	$98,025

Basic and diluted earnings (loss) per share	$(0.00)	$0.00

Weighted average shares outstanding (Basic and diluted)	207,837,336	207,837,336

See report of independent registered public accounting firm and notes to financial statements.

F-4

EMPIRE POST MEDIA, INC.

STATEMENTS OF CASH FLOWS (Restated)

FOR THE YEARS ENDED NOVEMBER 30, 2017 AND 2016

	Year Ended November 30, 2017	Restated Year Ended November 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,975)	$98,025
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on extinguishment of liabilities:	-	(103,000)
Changes in liabilities - increase (decrease):
Accounts payable	1,975	1,975
Judgment payable	3,000	3,000

NET CASH PROVIDED BY OPERATING ACTIVITIES	-	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	-	-

CASH AND CASH EQUIVALENTS, beginning of year	-	-

CASH AND CASH EQUIVALENTS, end of year	$-	$-

SUPPLEMENTARY DISCLOSURES:
Interest paid in cash	$-	$-
Income taxes paid in cash	$-	$-

See report of independent registered public accounting firm and notes to financial statements.

F-5

EMPIRE POST MEDIA, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED NOVEMBER 30, 2017 AND 2016

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 1, 2015, restated	207,837,336	$39,105	$95,145	$(341,296)	$(207,046)

Net Income	-	-	-	98,025	98,025

Balance, November 30, 2016, restated	207,837,336	39,105	95,145	(243,271)	(109,021)

Net Loss	-	-	-	(4,975)	(4,975)

Balance, November 30, 2017, restated	207,837,336	$39,105	$95,145	$(248,246)	$(113,996)

See report of independent registered public accounting firm and notes to financial statements.

F-6

EMPIRE POST MEDIA, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2017 AND 2016

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Empire Post Media, Inc. (the “Company”) was founded in the State of Nevada on October 13, 2009 and has an office location in Woodland Hills, California. The Company was previously in the business of providing post production services to the movie and television industry.

Going Concern

The Company has not generated revenues and has recognized net operating losses since its inception. The Company also has a negative working capital and accumulated deficit at November 30, 2017. These factors among others raise substantial doubt about going concern. The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of the recorded assets or the amount of liabilities that might result from the outcome of this uncertainty. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company’s ability to continue as a going concern and the appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusions. Management plans to raise additional shareholder contributions in order to fund its operations. However, there can be no assurance that the Company will be able to raise sufficient capital to continue with operations.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include cash and investments with an original maturity of three months or less.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with FASB ASC 740, Income Taxes . Under this standard, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance when the Company is unable to make the determination that it is more likely than not that some portion or all of the deferred income tax asset will be realized. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the years ended November 30, 2017 and 2016. The company files income tax returns with the Internal Revenue Service (“IRS”) and various state jurisdictions. For jurisdictions in which tax filings are prepared, the Company is subject to income tax examinations by state tax authorities and the IRS for tax years through 2017.

Deferred Taxes

As of November 30, 2017, total deferred income tax assets consist principally of net operating loss carry forwards in amounts still to be determined. For financial reporting purposes, a valuation allowance has been recognized in an amount equal to such deferred income tax assets due to the uncertainty surrounding their ultimate realization. If not utilize, the net operating loss carryover is due to expire in 2030.

F-7

EMPIRE POST MEDIA, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2017 AND 2016

Earnings (Loss) per Share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures Management uses its knowledge of its business in making estimates. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

Carrying amounts reported in the balance sheet of accounts payable approximate fair value due to their short maturity.

Recently Issued Accounting Pronouncements

Management has assessed the recently issued accounting pronouncements and has determined that none of these pronouncements have an impact on the Company’s financial statements.

2.	COMMITMENTS AND CONTINGENCIES

Judgment Payable

On April 3, 2014 the Company had a judgment assessed against them for $30,000. The judgment incurred interest at 10% per year. At November 30, 2017 and 2016, the balance on the judgment payable, including accrued interest, totaled $40,981 and 37,981, respectively. On May 22, 2018, the Company agreed to settle this judgment payable, including accrued interest, for $15,000.

Legal Matters

From time to time the Company may be involved in certain legal actions and claims arising in the ordinary course of business. The Company was not a party to any specific legal actions or claims at November 30, 2017.

3.	EXTINGUISHMENT OF LIABILITIES

During the year ended November 30, 2016, the Company recognized a gain on extinguishment of liabilities totaling $103,000, for which the creditors no longer has enforcement of payment, due to the claims being passed the statute of limitation.

F-8

4.	RESTATEMENT

The balance sheet at November 30, 2017 and 2016 are being restated to present liabilities that were previously erroneously considered forgiven.

The following table summarizes changes made to the balance sheets:

	Previously Reported		Restated
	November 30, 2017	Adjustments	November 30, 2017
ASSETS

TOTAL ASSETS	$-	$-	$-

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$37,222	$17,293	$54,515
Accrued compensation officer	-	18,500	18,500
Judgment payable	40,981	-	40,981

TOTAL CURRENT LIABILITIES	78,203	35,793	113,996

COMMITMENTS AND CONTINGENCIES, note 2

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-	-
Common stock, $0.001 par value, 400,000,000 shares authorized, 207,837,336 shares issued and outstanding	39,105	-	39,105
Additional paid-in capital	95,145	-	95,145
Accumulated deficit	(212,453)	(35,793)	(248,246)

TOTAL SHAREHOLDERS’ DEFICIT	(78,203)	(35,793)	(113,996)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$-	$-	$-

F-9

	Previously Reported		Restated
	November 30, 2016	Adjustments	November 30, 2016
ASSETS

TOTAL ASSETS	$-	$-	$-

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$35,247	$17,293	$52,540
Accrued compensation officer	-	18,500	18,500
Judgment payable	37,981	-	37,981

TOTAL CURRENT LIABILITIES	73,228	35,793	109,021

COMMITMENTS AND CONTINGENCIES, note 2

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-	-
Common stock, $0.001 par value, 400,000,000 shares authorized, 207,837,336 shares issued and outstanding	39,105	-	39,105
Additional paid-in capital	95,145	-	95,145
Accumulated deficit	(207,478)	(35,793)	(243,271)

TOTAL SHAREHOLDERS’ DEFICIT	(73,228)	(35,793)	(109,021)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$-	$-	$-

The November 30, 2016 statement of operations and cash flows are being restated to recognize the extinguishment of liabilities during the year ended November 30, 2016, and reporting the related gain on extinguishment of liabilities totaling $103,000 during the year ended November 30, 2016, rather than in the preceding year as previously erroneously presented.

F-10

The following table summarizes changes made to the year ended November 30, 2016 Statement of Operations:

	Previously Reported	Adjustments	Restated

REVENUES	$-	$-	$-

OPERATING EXPENSES
General and administrative	4,975	-	4,975

TOTAL OPERATING EXPENSES	4,975	-	4,975

OPERATING EXPENSES
Gain on extinguishment of liabilities	-	103,000	103,000

NET INCOME (LOSS) BEFORE PROVISION OF INCOME TAXES	(4,975)	103,000	98,025

PROVISION FOR INCOME TAXES	-	-	-

NET INCOME (LOSS)	$(4,975)	$103,000	$98,025

Basic and diluted earnings (loss) per share	$(0.00)	$-	$0.00

Weighted average shares outstanding (Basic and diluted)	207,837,336	-	207,837,336

5.	SUBSEQUENT EVENTS

On May 22, 2018, the Company agreed to settle the $30,000 judgment payable assess on April 3, 2014, including accrued interest, for $15,000. See note 2 above.

The Company has evaluated events occurring after the date of the accompanying balance sheet through September 16 , 2018, the date the financial statements are available to be issued. The Company did not identify any material subsequent events requiring adjustment to the accompanying financial statements.

F-11

EMPIRE POST MEDIA, INC.

CONDENSED BALANCE SHEETS (Restated)

MAY 31, 2018 AND NOVEMBER 30, 2017

	Restated May 31, 2018	Restated November 30, 2017
ASSETS

TOTAL ASSETS	$-	$-

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$22,468	$54,515
Accrued compensation officer	18,500	18,500
Judgment payable	-	40,981

TOTAL CURRENT LIABILITIES	40,968	113,996

COMMITMENTS AND CONTINGENCIES, note 2

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 400,000,000 shares authorized, 207,837,336 shares issued and outstanding	39,105	39,105
Additional paid-in capital	116,145	95,145
Accumulated deficit	(196,218)	(248,246)

TOTAL SHAREHOLDERS’ DEFICIT	(40,968)	(113,996)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$-	$-

See notes to condensed financial statements.

F-12

EMPIRE POST MEDIA, INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED MAY 31, 2018 AND 2017

(UNAUDITED)

	Six Months Ended May 31, 2018	Six Months Ended May 31, 2017

REVENUES	$-	$-

OPERATING EXPENSES
General and administrative	1,647	2,000

TOTAL OPERATING EXPENSES	1,647	2,000

OTHER INCOME
Gain on settlement of liabilities	53,675	-

TOTAL OTHER INCOME	53,675	-

NET INCOME (LOSS) BEFORE PROVISION OF INCOME TAXES	52,028	(2,000)

PROVISION FOR INCOME TAXES	-	-

NET INCOME (LOSS)	$52,028	$(2,000)

Basic and diluted income (loss) per share	$0.00	$(0.00)

Weighted average shares outstanding (Basic and diluted)	207,837,336	207,837,336

See notes to condensed financial statements.

F-13

EMPIRE POST MEDIA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED MAY 31, 2018

(UNAUDITED)

	Six Months Ended May 31, 2018	Six Months Ended May 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$52,028	$(2,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on settlement of liabilities	(53,675)	-
Changes in liabilities - increase (decrease):
Accounts payable	225	500
Judgment payable	1,422	1,500

NET CASH PROVIDED BY OPERATING ACTIVITIES	-	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	-	-

CASH AND CASH EQUIVALENTS, beginning of year	-	-

CASH AND CASH EQUIVALENTS, end of year	$-	$-

SUPPLEMENTARY DISCLOSURES:
Interest paid in cash	$-	$-
Income taxes paid in cash	$-	$-

NON-CASH FINANCING ACTIVITIES
Liabilities paid by shareholder	$21,000	$-

See notes to condensed financial statements.

F-14

EMPIRE POST MEDIA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MAY 31, 2018

(UNAUDITED)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Empire Post Media, Inc. (the “Company”) was founded in the State of Nevada on October 13, 2009 and has an office location in Woodland Hills, California. The Company was previously in the business of providing post production services to the movie and television industry. The Company ceased operations and has been inactive since 2012. The Company was a publicly-traded company listed on the OTC Bulletin Board (“pink-sheets”). The last filing that the Company made with the SEC was its Form 10-Q for the quarter ended August 31, 2012. Even though the Company has not made any further filings with the SEC since 2012, the Company has continued to have some minimal stock trading activity.

The Company’s board is now considering merging with another entity that has viable operations. As such, the existing company is not going to continue as a going concern after any merger. These financial statements do not contain any adjustments that would be necessary should the Company not continue as a going concern. There is no assurance that the Company will be successful in negotiating or closing a merger or acquisition with an operating company.

The unaudited condensed financial statements of the Company have been prepared in accordance with the Securities and Exchange Commission (SEC) rules for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. The balance sheet information as of November 30, 2017 was derived from the audited financial statements which are included in this Form 10. These interim financial statements should be read in conjunction with that report.

Going Concern

The Company has not generated revenues and has recognized net operating losses since its inception. The Company also has a negative working capital and accumulated deficit at May 31, 2018. These factors among others raise substantial doubt about going concern. Furthermore, the as discussed above, the Company will not continue as a going concern in the event of a merger. The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of the recorded assets or the amount of liabilities that might result from the outcome of this uncertainty. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company’s ability to continue as a going concern and the appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusions. Management plans to raise additional shareholder contributions in order to fund its operations. However, there can be no assurance that the Company will be able to raise sufficient capital to continue with operations.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include cash and investments with an original maturity of three months or less.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with FASB ASC 740, Income Taxes . Under this standard, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance when the Company is unable to make the determination that it is more likely than not that some portion or all of the deferred income tax asset will be realized. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the three and six months ended May 31, 2018 and 2017. The company files income tax returns with the Internal Revenue Service (“IRS”) and various state jurisdictions. For jurisdictions in which tax filings are prepared, the Company is subject to income tax examinations by state tax authorities and the IRS for tax years through 2012.

F-15

EMPIRE POST MEDIA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MAY 31, 2018

(UNAUDITED)

Deferred Taxes

As of May 31, 2018, total deferred income tax assets consist principally of net operating loss carry forwards in amounts still to be determined. For financial reporting purposes, a valuation allowance has been recognized in an amount equal to such deferred income tax assets due to the uncertainty surrounding their ultimate realization. If not utilize, the net operating loss carryover is due to expire in 2030.

Earnings (Loss) per Share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures Management uses its knowledge of its business in making estimates. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

Carrying amounts reported in the balance sheet of accounts payable approximate fair value due to their short maturity.

Recently Issued Accounting Pronouncements

Management has assessed the recently issued accounting pronouncements and has determined that none of these pronouncements have an impact on the Company’s financial statements.

2.	COMMITMENTS AND CONTINGENCIES

Judgment Payable

On April 3, 2014 the Company had a judgment assessed against them for $30,000. The judgment incurred interest at 10% per year. At November 30, 2017, the balance on the judgment payable, including accrued interest, totaled $40,981. On May 22, 2018, the Company agreed to settle this judgment payable totaling $42,403, including accrued interest, for $15,000. The Company’s shareholder paid for this settlement directly, resulting in a contribution from shareholder during the six months ended May 31, 2018.

Legal Matters

From time to time the Company may be involved in certain legal actions and claims arising in the ordinary course of business. The Company was not a party to any specific legal actions or claims at May 31, 2018.

F-16

3.	RESTATEMENT

The following table summarizes changes made to the balance sheets:

	Previously Reported		Restated
	May 31, 2018	Adjustments	May 31, 2018
ASSETS

TOTAL ASSETS	$-	$-	$-

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$5,175	$17,293	$22,468
Accrued compensation officer	-	18,500	18,500
Judgment payable	-	-	-

TOTAL CURRENT LIABILITIES	5,175	35,793	40,968

COMMITMENTS AND CONTINGENCIES, note 2

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-	-
Common stock, $0.001 par value, 400,000,000 shares authorized, 207,837,336 shares issued and outstanding	39,105	-	39,105
Additional paid-in capital	116,145	-	116,145
Accumulated deficit	(160,425)	(35,793)	(196,218)

TOTAL SHAREHOLDERS’ DEFICIT	(5,175)	(35,793)	(40,968)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$-	$-	$-

4.	SUBSEQUENT EVENTS

The Company has evaluated events occurring after the date of the accompanying balance sheet through September 16, 2018, the date the financial statements are available to be issued. The Company did not identify any material subsequent events requiring adjustment to the accompanying financial statements.

F-17

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

EMPIRE POST MEDIA, INC.

Date: October 11 , 2018	By:	/s/ Peter Dunn

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Empire Post Media, Inc.

We consent to the use of our report dated June 22, 2018 and subsequently September 16, 2018 for the restatement with respect to the restated financial statements of Empire Post Media, Inc. as of November 30, 2017 and 2016 and the related restated statements of operations, shareholders’ deficit and cash flows for the periods then ended. We also consent to the reference to our firm under the caption “Experts” in the Form 10/A.

Michael Gillespie & Associates, PLLC

Seattle, Washington

October 11, 2018

/S/ Michael Gillespie & Associates, PLLC